Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 29, 2004, except for Note 8 as to which the date is November 30, 2004 relating to the consolidated financial statements and financial statement schedule of Chesapeake Energy Corporation, which appears in Chesapeake Energy Corporation’s Report on Form 8-K dated November 30, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Oklahoma City, Oklahoma

November 30, 2004